Form 20-F | Integrated Media Technology Limited

Exhibit 15.1

April 28, 2022

AUDIT ALLIANCE LLP
10 Anson Road, #20-16 International Plaza
Singapore 079903

Consent of Independent Registered Public Accounting Firm

We have issued our report dated April 28,2022 with respect to the consolidated financial statementsof Integrated Media Technology Limited and subsidiaries as of December 31,2021 and for the year ended December 31,2021, included in the Annual Report on Form 20-F for the year ended December 31,2021 which is incorporated by reference in this Registration Statement.

We consent to the incorporation by reference of the aforementioned report in this Registration Statement and to the use of our name as it appears under the caption "Experts".

/s/ Audit Alliance LLP

Audit Alliance LLP